                               STARMET CORPORATION
                                2229 MAIN STREET
                                CONCORD, MA 01742

                      NOTICE OF SPECIAL MEETING IN LIEU OF
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2001

TO THE STOCKHOLDERS OF STARMET CORPORATION:

Notice is hereby given that a special meeting in lieu of the Annual Meeting of the Stockholders of Starmet Corporation (the "Company"), a Massachusetts corporation, will be held on May 2, 2001 at 10:00 a.m. at 2229 Main Street, Concord, Massachusetts for the following purposes:


1)   To elect Board of Directors for the ensuing year.

2) To consider and act upon a proposal to ratify the selection of the firm of BDO Seidman, LLP as independent auditors for the Company for the fiscal year ending September 30, 2001.

3) To ratify the actions of the Board of Directors in executing the Tenth Amendment (the "Amendment") to the Forbearance Agreement with Citizens Bank (the "Bank").

4) To authorize the sale of the following assets under terms and conditions permitted and approved by the Bank:

     a)   Starmet CMI's South Carolina plant and assets prior to June 30, 2001;
     b)   Assets related to the sale of metallic powders;
     c)   Assets related to the sale of depleted uranium products;
     d) Such other assets as must be sold to fully comply with the terms of the Tenth Amendment to the Forbearance Agreement with Citizens Bank.

5) To authorize the Board of Directors to use whatever means legally available to the Company to protect and maximize value to the shareholders including, but not limited to seeking the protection of the court under any chapter of the Bankruptcy Act.

6) To authorize the Board of Directors to use whatever means available to the Company to complete the environmental remediation at the Company's Concord facility.

7)   To transact other business as may properly come before the Meeting.

Only stockholders of record at the close of business on March 30, 2001 are entitled to receive notice of and to vote at the Meeting.

All stockholders are cordially invited to attend the Meeting in person. To ensure your representation at the Meeting, however, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Meeting. Any stockholder attending the Meeting may vote in person even if he or she has returned a proxy.

                                            By order of the Board of Directors,



                                            /s/ Gary W. Mattheson

                                            Gary W. Mattheson, Clerk
Concord, Massachusetts
March 23, 2001

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. PLEASE SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE.

                               STARMET CORPORATION
                                2229 MAIN STREET
                                CONCORD, MA 01742

                                 PROXY STATEMENT

                                 March 23, 2000


Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors (the "Board") of Starmet Corporation (the "Company") for use at a special meeting in lieu of the Annual Meeting of Stockholders to be held on Wednesday, May 2, 2001, at 10:00 a.m. (the "Meeting"), at 2229 Main Street, Concord, Massachusetts.

When a proxy is returned properly signed, the persons named as attorneys in the proxies will vote shares in accordance with the stockholder's instructions. Any stockholder submitting a proxy has the right to withhold votes for any individual nominee to the Board of Directors by writing that nominee's name on the space provided on the proxy. In the absence of contrary instructions, the proxyholders will vote the shares in favor of the six proposals set forth in this Proxy Statement.

Sending in a proxy will not affect a stockholder's right to attend the Meeting and vote in person. A proxy may be revoked by a notice in writing delivered to the Clerk of the Company at any time prior to the commencement of the Meeting or by voting in person at the Meeting. A later proxy revokes an earlier proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Starmet Corporation, 2229 Main Street, Concord, Massachusetts.

The Company will pay expenses in connection with the solicitation of the enclosed proxy, including the charges of brokerage houses and other intermediaries for forwarding documents to stockholders. In addition to this solicitation by mail, Company employees may solicit proxies by telephone, fax or in person. They will not receive additional compensation for those services. The Company may retain a proxy solicitation firm to solicit proxies.

                                STOCK AND VOTING

This Proxy Statement and the form of proxy are being first mailed on or about April 4, 2001 to those persons who are holders of record of the Common Stock of the Company on March 30, 2001. As of that date, we expect that 4,800,674 shares of Common Stock will be issued and outstanding, of which 3,041,419 are entitled to one vote per share. The remaining 1,759,255 outstanding shares of Common Stock are subject to the Massachusetts Control Share Acquisition Act and, as a result, presently have no voting rights. See "Massachusetts Control Share Acquisition Act" on page 14.

The representation in person or by proxy of at least 30% of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. A quorum consists of shares representing at least 30% of the votes that are entitled to be cast at the Meeting. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker has not received instructions from the beneficial owner.

An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to shareholders is tabulated separately. The Company's By-Laws provide that, except where a larger vote is required by the Company's Articles of Organization or By-Laws, the holders of a majority of the stock present or represented and voting on a matter shall decide any matter to be voted on by the stockholders. Abstentions are included in the number of shares present or represented and voting on each matter and, therefore, with respect to votes on specific proposals, will have the effect of negative votes. Broker "non-votes" are not so included. If you hold shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters.

The election of directors is by plurality of the votes cast at the Meeting either in person or by proxy. The approval of a majority of the votes properly cast at the Meeting, either in person or by proxy, is required to approve proposals 2 through 6 and any other business which may properly be brought before the Meeting or any adjournment thereof.

With regard to the election of directors, votes may be left blank, cast in favor or withheld; votes that are left blank will be counted in favor of the election of the directors named on the proxy. Votes that are withheld will have the effect of a negative vote. Abstentions may be specified on all proposals other than the election of directors and will be counted as present for purposes of the proposal on which the abstention is noted. Broker non-votes will have no effect on proposals 2 through 6.

The Board of Directors and management of the Company deem the proposals described in this Proxy Statement to be in the best interest of the Company and recommend that the stockholders approve them. Management intends to vote their shares of Common Stock in favor of each proposal. See "Principal and Management Stockholders." For these purposes, management includes all directors and executive officers.

The Board of Directors knows of no other matter to be presented at the Meeting. If any other matter is properly presented at the Meeting shares represented by all proxies received by the Company will be voted on such matters in accordance with judgment of the persons named as attorneys in the proxies.

The Company's Annual Report on Form 10-K containing financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended September 30, 2000 is not being mailed with the Proxy Statement since the audit is not yet completed due to the Company's current inability to pay the audit fees.

                      PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth certain information as of December 31, 2000, with respect to beneficial ownership of the Common Stock of the Company (i) by each stockholder known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) by each director of the Company, (iii) by each of the executive officers named in the Summary Compensation Table, elsewhere herein, and (iv) by all directors and executive officers of the Company and its subsidiaries as a group. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock of the Company if he or she has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership of such security at any time within 60 days of December 31, 2000. As used herein "voting power" is the power to vote or direct the voting of shares, and "investment power" is the power to dispose of or direct the disposition of shares. Except as indicated in the notes following the table below, each person named has sole voting and investment power with respect to the shares listed as being beneficially owned by such person.


NAME AND ADDRESS OF                                           AMOUNT AND NATURE OF BENEFICIAL
BENEFICIAL OWNER                                                        OWNERSHIP                 BENEFICIALLY OWNED PERCENT
----------------                                                        ---------                 --------------------------

WIAF Investors Co. (1)(2)                                              2,055,415                             41.78%
   466 Arbuckle Avenue
  Lawrence, NY 11516

George J. Matthews (3)(4)                                                439,491                              9.06%
  Chairman of the Board of Directors,
  Director & Consultant
  C/O Matthews Associates Limited
  13 Hickory Hill
  Manchester, MA  01944

Dimensional Fund Advisors, Inc. (5)                                      294,200                              6.13%
  1299 Ocean Avenue
  11th Floor
  Santa Monica, CA  90401

Meryl J. Chrein (1)(2)                                                   269,800                              5.59%
  21 Copper Beech Lane
  Lawrence, NY 11559

Robert E. Quinn (6)                                                      137,145                              2.79%
  President, CEO, Treasurer

William T. Nachtrab (7)                                                                                         *
  Vice President, Engineering & Technology                                38,667

Kevin R. Raftery (13)                                                                                           *
  President, Starmet Commercial Castings, LLC and Starmet                 18,333
Aerocast,
  LLC

Gary W. Mattheson                                                                                              --
  Chief Financial Officer                                                  --

Kenneth A. Smith, Director (8)(10)                                                                              *
                                                                          22,000
Frank H. Brenton, Director (9)(10)                                                                              *
                                                                          22,000
Matthew  Brady, Director                                                                                        *
                                                                          16,000

Gerald R. Hoolahan, Director (11)                                                                              --
                                                                          --

Brian B. Sand, Director
                                                                          51,700                              1.08%
Randal  E. Vataha (12)                                                                                         --
                                                                          --

All directors and executive officers (13 persons) as a
group (14)                                                               770,669                             15.18%


---------------------
     (1) Does not reflect the effect on voting rights of the Massachusetts Control Share Acquisition Act. The Company is subject to Chapter 110D of the Massachusetts General Laws which governs "control share acquisitions," which are acquisitions of beneficial ownership of shares which would raise the voting power of the acquiring person above any one of three thresholds: one-fifth, one-third or one-half of the total voting power. All shares acquired by the person making the control share acquisition within 90 days before or after any such threshold is crossed obtain voting rights only upon the authorization from a majority of the stockholders other than the person acquiring such shares, officers of the Company and those directors of the Company who also are employees. Based on certain filings made with the SEC, the Company believes that certain control share acquisitions have occurred and that the members of the group which affected such control share acquisitions, namely WIAF Investors Co., Charles Alpert, Joseph Alpert, Melvin B. Chrein, Meryl J. Chrein, and Marshall J. Chrein (collectively the "Investor Group") are the holders of 1,759,255 shares (the "Affected Shares") which were acquired in control share acquisitions (within the meaning of Chapter
           110D) and accordingly will have no voting rights unless or until such voting rights are authorized as described in "Description of Capital Stock."
     (2) Derived from a Schedules 13D/A, dated September 30,1999. The Company understands the Schedule 13D/A to report the dissolution of the Investor Group. Each person reported sole voting and dispositive power with respect to the shares owned by such person. The Company understands the Schedule 13D/A to claim that none of the former members of the Investor Group is the beneficial owner of securities beneficially owned by any other former member of the Investor Group. Also includes 79,438 which WIAF Investors Co. has the right to acquire upon conversion of outstanding 10% Convertible Subordinated Debentures and 40,040 and 24,000 shares which WIAF Investors Co. and Meryl J. Chrein, respectively, have the right to acquire under outstanding warrants.
     (3) Includes (i) 22,500 shares which may be purchased upon the exercise of currently exercisable options, (ii) 2,326 shares which may be acquired upon the conversion of an outstanding 10% Convertible Subordinated Debenture, (iii) 13,961 shares which Mr. Matthews' wife has the right to acquire upon the conversion of an outstanding 10% Convertible Subordinated Debenture, and (iv) 1,980 shares owned by Mr. Matthews' wife. Mr. Matthews disclaims beneficial ownership of the debenture and shares held by Mrs. Matthews.
     (4) Mr. Matthews was removed as Chairman of the Board of Directors on January 7, 2001 and resigned from the Board of Directors on March 12, 2001.
     (5)   Derived from a Schedule 13G, dated February 2, 2001. According to the
           Schedule 13G, Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds". In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of the Company described in the Schedule 13G that are owned by the Funds. All securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
     (6) Includes 115,000 shares that may be purchased upon the exercise of currently exercisable options. Mr. Quinn was elected Chairman of the Board of Directors on January 7, 2001.
     (7) Includes 36,667 shares that may be purchased upon the exercise of currently exercisable options.
     (8)   Mr. Smith resigned from the Board of Directors on January 10, 2001.
     (9)   Mr. Brenton resigned from the Board of Directors on January 11, 2001.
     (10) Includes 16,000 shares that may be purchased upon the exercise of currently exercisable options.
     (11) Mr. Hoolahan has voluntarily declined to be nominated for re-election to the Board of Directors.
     (12)  Mr. Vataha resigned from the Board of Directors on February 20, 2001.
     (13) Mr. Raftery was elected to the Board of Directors on March 12, 2001 to serve until the next meeting of shareholders.
     (14) See notes (3), (5) and (6) above. Also includes an additional 250,333 shares which may be purchased upon the exercise of currently exercisable options.

* Less than 1% ownership individually.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

The Board of Directors currently consists of five Directors. The number of Directors is currently fixed at five. Directors will be elected at the Meeting to serve until the next Annual Meeting of Stockholders and until their successors take office or until such Director's resignation, death or removal. In the absence of instructions to the contrary, the proxyholders will vote shares represented by proxies in favor of the election of all of the nominees described below to the Board of Directors. The Board of Directors has no reason to believe that any of these nominees will be unable to serve. If any nominee should, for any reason, be unavailable to serve, the proxyholders will vote in favor of the election of such other person as the Board of Directors may recommend in place of the original nominee. Messrs. Quinn, Brady, Sand and Raftery are each current directors of the Company and are each nominated for re-election. Mr. Hoolahan has voluntarily declined to be nominated for re-election. Messrs. Matthews, Brenton, Smith and Vataha resigned from the Board of Directors effective March 12, 2001, January 11, 2001, January 10, 2001, and February 20, 2001 and are not nominees for re-election.

The following are summaries of the background and business experience and descriptions of the principal occupations of the nominees for election:

                                                        PRESENT PRINCIPAL EMPLOYMENT
NAME                             AGE                    AND PRIOR BUSINESS EXPERIENCE               DIRECTOR SINCE
----                             ---                    -----------------------------               --------------

Robert E. Quinn                  46       Chairman of the Board since January 7, 2001, President          1994
                                          of the Company since December 1, 1994 and Treasurer and
                                          Chief Executive Officer since January 20, 1998. Prior to
                                          becoming President, served as Vice President, Sales for
                                          over five years. Elected as a Director on November  17,
                                          1994 to fill a vacancy  created by the enlargement of the
                                          Board of Directors by vote of the Directors.

Matthew Brady                    37       President of Berry Hill Consulting, a benefits and              1999
                                          insurance consulting firm.

Kevin R. Raftery                 42       President of Starmet Commercial Castings, LLC and               2001
                                          Starmet Aerocast, LLC since October 1997. Prior to that
                                          he was the Manager of the Company's Beralcast(R)business
                                          unit and is co-inventor of two Beralcast(R) patents
                                          developed during his twenty years with the Company

Brian B. Sand                    35       President of KABZ Co., a supplier of specialty products         1999
                                          for the retail trade.


The Board of Directors recommends that the stockholder vote FOR the election of each of the four nominees.

           INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors met four times during the fiscal year ended September 30, 2000. There was no Director who attended fewer than 75 percent of the aggregate of all board meetings and all meetings of committees on which he served during the fiscal year.

The Board of Directors has an Audit Committee of non-employee Directors selected annually at the first Meeting of Board following the Annual Meeting of Stockholders. The Audit Committee, which met three times during fiscal 2000, meets with the Company's independent auditors and principal financial personnel to review the scope and results of the annual audit and the Company's financial reports. The Audit Committee also reviews the scope of audit and non-audit services performed by the independent public accountants, and reviews the adequacy and effectiveness of internal accounting controls. The present members of the Audit Committee are Messrs. Brady and Sand.

The Board of Directors has a Stock Option Committee which was formed during fiscal year 1997. The Stock Option Committee, which met during fiscal year 2000, recommends to the Board of Directors for its approval the terms, amounts and recipients of stock options under the Company's stock option plans. The present members of the Stock Option Committee are Messrs. Quinn and Mr. Raftery.

The Board of Directors does not have standing committees on compensation or nominations.

                  DIRECTORS' COMPENSATION AND STOCK OPTION PLAN

Each outside director of the Company receives an annual fee of $15,000 which has been deferred since May 4, 2000 and is eligible to receive options under the Company's 1995 Directors Option Plan (the "1995 Directors Plan"). During fiscal 2000, the Company granted to each of Messrs. Matthews, Smith, Brenton, Brady, Quinn, Sand and Vataha options to purchase 8,000 shares of Common Stock at an exercise price of $3.00 per share, based on the market price of the Common Stock at that time. At the same time, the Company also granted Mr. Hoolahan (in his capacity as Chief Operating Officer of the Company) an incentive stock option to purchase 18,000 shares of Common Stock at the same exercise price under the Company's 1998 Stock Option Plan. Mr. Hoolahan voluntarily declined to accept the option grant.

The Company has entered into a management agreement with Matthews Associates Limited ("MAL"), a Massachusetts entity, of which George J. Matthews, Former Director and Chairman of the Board of Directors of the Company, is sole owner. The management agreement is described under Employment Arrangements below.

                             EXECUTIVE COMPENSATION

The following table discloses for the periods presented the compensation for the person who served as the Company's Chief Executive Officer and for each of the four most highly compensated executive officers of the Company, other than the Chief Executive Officer, whose total compensation exceeded $100,000 for the Company's fiscal year ended September 30, 2000 (collectively, "the Named Executive Officers"):

                                                                                        LONG TERM COMPENSATION
                                                                                        ----------------------
                                    ANNUAL COMPENSATION                         AWARDS                     PAYOUTS
                                    -------------------                         ------                     -------

                                                                                           SECURITIES
                                                                              RESTRICTED    UNDERLYING                 ALL OTHER
   NAME AND PRINCIPAL                                       OTHER ANNUAL        STOCK      OPTIONS/SARS      LTP      COMPENSATION
        POSITION         YEAR(1)   SALARY($)  BONUS ($)  COMPENSATION ($)(2)   AWARD(S) $     (#) (6)      PAYOUTS $       ($)
        --------         -------   ---------  ---------  -------------------   ----------     -------      ---------       ---

George J. Matthews (4)(5)  2000    225,000        -               -              -           8,000           -            -
  Chairman of Board        1999    287,500        -               -              -           3,000           -            -
  of Directors             1998    350,000        -               -              -           7,500           -            -

Robert E. Quinn (3)        2000    200,000        -               -              -            8,000          -            -
  President , CEO and      1999    200,000        -               -              -            7,500          -            -
  Treasurer                1998    200,000     17,312             -              -           15,000          -            -

William T. Nachtrab        2000    142,000        -               -              -           10,000          -            -
  Vice President,          1999    142,000        -               -              -            7,500          -            -
  Technology               1998    142,000                        -              -           17,500          -            -
                                               11,792

Kevin R. Raftery           2000    125,000        -               -              -           10,000          -            -
  President, Starmet       1999    125,000        -               -              -            7,500          -            -
  Aerocast and             1998    113,541        -               -              -            5,000          -            -
  Commercial Castings

Gary W. Mattheson          2000    115,000        -               -              -           10,000          -            -
  Chief Financial          1999     62,917        -               -              -            7,500          -            -
  Officer                  1998       -           -               -              -              -            -            -


----------------
     (1)   The Company's fiscal year ends on September 30th of each year.
     (2) Excludes perquisites in amounts less than the threshold level required for reporting.
     (3) Mr. Quinn's compensation for the fiscal year ended September 30, 2000 was determined pursuant to his Employment Agreement. See "Employment Arrangements."
     (4) Mr. Matthews is a consultant to the Company pursuant to a management agreement between Matthews Associates Limited and the Company. All compensation under the agreement is paid by the Company to Matthews Associates Limited. See "Employment Arrangements."
     (5) Mr. Matthews was removed as Chairman of the Board of Directors on January 7, 2001 and resigned from the Board of Directors on March 12, 2001.
     (6) Options have been adjusted to reflect the Company's two for one stock dividend paid on April 7, 1997.

                        OPTION GRANTS DURING FISCAL YEAR

The following table sets forth certain information regarding options granted during the fiscal year ended September 30, 2000 by the Company to the Named Executive Officers:

                                              Individual Grants
                                      --------------------------------
                                                                                          Potential Realizable
                         Number of      Percent of                                          Value at Assumed
                         Securities   Total Options                                    Annual Rates of Stock Price
                         Underlying     Granted to                                          Appreciation for
                          Options      Employees in   Exercise or Base   Expiration          Option Term (3)
Name                      Granted      Fiscal Year        Price (2)         Date          10%           5%
----                      -------      -----------        ---------         ----          ---           --

George J. Matthews         8,000(1)        3.6%             $3.00          5/4/2010    $ 38,250      $ 15,093
Robert E. Quinn            8,000(1)        3.6%             $3.00          5/4/2010      38,250        15,093
William T. Nachtrab       10,000(1)        4.5%             $3.00          5/4/2010      47.812        18,867
Kevin R. Raftery          10,000(1)        4.5%             $3.00          5/4/2010      47,812        18,867
Gary W. Mattheson         10,000(1)        4.5%             $3.00          5/4/2010      47,812        18,867


-----------------
     (1)   These options are first exercisable on May 4, 2003.
     (2) The exercise price per share is the market price of the underlying Common Stock on the date of grant.
     (3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based upon assumed rates of share price appreciation set by the Securities and Exchange Commission of five percent and ten percent compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes of the options exercise price or other expenses associated with the exercise. Actual gains, if any, are dependent on the performance of the Common Stock and the date on which the option is exercised. There can be no assurance that the amounts reflected will be achieved.

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                               OPTION/SAR VALUES

The following table sets forth certain information concerning options exercised during the fiscal year ended September 30, 2000 by the Named Executive Officers, as well as the aggregate value of unexercised options held by such executive officers on September 30, 2000. The Company has no outstanding stock appreciation rights, either freestanding or in tandem with options.

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-THE-
                                                             OPTIONS AT FISCAL YEAR-END      MONEY OPTIONS AT FY END (2)
                                                             ---------------------------     ---------------------------
                                        SHARES
                                     ACQUIRED ON   VALUE
NAME                                   EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                   --------   --------   -----------   -------------   -----------   -------------
George J. Matthews                       0          $ 0         25,000        13,500            $ 0            $ 0
Robert E.Quinn                           0            0        115,000        20,500              0              0
William T. Nachtrab                      0            0         36,667        23,333              0              0
Kevin R. Raftery                         0            0         18,333        19,167              0              0
Gary W. Mattheson                        0            0              -        17,500              0              0

----------------
(1) Value realized equals fair market value on the date of exercise, less the exercise price, times the number of shares acquired, without deducting taxes or commissions paid by employee.
(2) Value of unexercised options equals fair market value of the shares underlying in-the-money options on September 30, 2000 ($3.313 per share), less the exercise price, times the number of options outstanding.

                               PENSION PLAN TABLE

The following table sets forth the aggregate annual benefit payable upon retirement at normal retirement age for each level of remuneration specified at the listed years of service.

                                                                                         YEARS OF SERVICE
                                                                           ------------------------------------------------

REMUNERATION                                                                   15         20          25       30 OR MORE
------------                                                                   --         --          --       ----------
$100,000                                                                    $ 23,520   $ 31,360    $ 39,220      $ 47,040
 150,000                                                                      38,520     51,360      64,200        77,040
 200,000                                                                      53,520     71,360      89,200       107,040
 300,000                                                                      83,520    111,360     139,200       167,040
 400,000                                                                     113,520    151,360     189,200       227,040
 500,000                                                                     143,520    191,360     239,200       287,040


The Company has a defined benefit plan (the "Pension Plan") designed to provide retirement benefits for employees and ancillary benefits to their beneficiaries, joint annuitants and spouses.

All employees of the Company become participants in the Pension Plan after attaining the later of age 21 or a year of service with the Company. The Pension Plan provides retirement benefits based on years of service and compensation. An employee's benefits under the Pension Plan generally become fully vested after five years of service. At normal retirement (the later of age 65 and five years of Plan participation), participants are entitled to a monthly benefit for the remainder of their life in an amount equal to one-twelfth of the sum of their "Annual Credits" for their last 30 years or lesser period of employment with the Company and its predecessors. An employee's "Annual Credit" is 1.25% of the portion of his annual compensation that is subject to Social Security tax and two percent (2%) of the balance of his annual compensation. Participants with five years of service are entitled to retirement at age 55, but the monthly benefit payable under the Pension Plan is reduced by 0.5% for each month that early retirement precedes normal retirement but not less than $100 per month if the Participant has ten or more years of service. The surviving spouse of a retiree under the Plan is entitled to receive benefits equal to one-half the amount the retiree had been receiving. Alternative benefit payments that are equivalent to the benefit described above are also available to participants. Benefits payable under the plan are not reduced by Social Security payments to the retiree. Amounts shown assume benefits commence at age 65. Benefit amounts shown are straight-life annuities. The executive officers named in the Summary Compensation Table have the following years of credited service for pension plan purposes: Robert E. Quinn-25 years; William T. Nachtrab-12 years; Kevin R. Raftery-24 years and Gary W. Mattheson-1 year. Mr. Matthews does not participate in the Pension Plan.

                             EMPLOYMENT ARRANGEMENTS

EMPLOYMENT AGREEMENT WITH MR. QUINN

In October 1997, the Company entered into an amended employment agreement with Mr. Quinn. Pursuant to the agreement, Mr. Quinn will receive initial compensation at the annual rate of $200,000, subject to such annual increases and bonuses as the Board of Directors may from time to time determine. The agreement shall continue in force until February 28, 2002, unless terminated by either party in accordance with its terms, and is subject to annual renewals as described in the agreement. During the term of the agreement and for a period of two years after its expiration, or after the termination of Mr. Quinn's employment with the Company, whichever occurs later, Mr. Quinn may not compete directly or indirectly with the Company within the continental United States. The Company shall require any successor to a majority of its business activities to assume its obligations under this agreement.


EMPLOYMENT AGREEMENTS WITH MESSRS. NACHTRAB AND RAFTERY

In October 1997, the Company entered into employment agreements with Messrs. Nachtrab and Raftery (each an "Executive"). Under the terms of their respective agreements, Messrs. Nachtrab and Raftery are entitled to an annual base salary of $142,000 and $125,000 respectively, subject to such annual increases and bonuses as the Board of Directors may from time to time determine. Each of the agreements shall continue in force for an initial period of three (3) years, unless such agreement is terminated by the Company or the Executive in accordance with its terms. Annually, the Board of Directors, in its discretion, may extend the term of each agreement for an additional year. During the term of each Agreement and for a period of 18 months after any termination of employment, each Executive may neither i) compete directly or indirectly with the

Company within the continental United States nor ii) solicit any of the Company's customers or employees. Each of the agreements may be terminated by the Company prior to a change in control (as defined in the agreements) and upon twelve months written notice.

MANAGEMENT AGREEMENT WITH MATTHEWS ASSOCIATES LIMITED

The Company has entered into a management agreement with MAL. The agreement provides MAL with a minimum compensation of $350,000 per annum for all services under the agreement. This agreement was modified to reduce the minimum compensation to $225,000 beginning April 1, 1999. The agreement expires on February 28, 2004, subject to annual renewals as described in the agreement. In the event of termination of MAL by the Company, the Company is obligated to pay to MAL all of the amounts due under the agreement for the remaining term. Mr. Matthews has not terminated his consulting contract even though he was removed as Chairman of the Board of Directors on January 7, 2001, resigned from the Board of Directors on March 12, 2001 and no longer provides any services to the Company.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended September 30, 2000, the Board of Directors of the Company was responsible for establishing executive compensation (other than stock option compensation). Messrs. Quinn and Matthews participated in deliberations of the Company's Board of Directors concerning executive officer compensation. Neither participated in setting his own compensation. No executive officer of the Company served as a director or member of a compensation committee, or its equivalent, of another entity, one of whose executive officers served as director of the Company.

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report on compensation and the Stock Performance Graph contained elsewhere herein shall not be incorporated by reference into any such filings nor shall be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

         REPORT OF THE BOARD OF DIRECTORS AND STOCK OPTION COMMITTEE ON
                             EXECUTIVE COMPENSATION

During the fiscal year ended September 30, 2000, the Board of Directors of the Company was responsible for establishing and administering the policies that govern annual compensation (other than stock option compensation) for the Company's executive officers. The Stock Option Committee was responsible for considering stock option compensation for the Company's executive officers.

OVERVIEW

The Board of Directors has historically established levels of executive compensation that provide for a base salary intended to allow the Company to hire, motivate and retain qualified executive officers. From time to time, the Board has also, on occasion, approved annual cash incentive bonuses based on the Company's performance or on the performance of the executive in question. From time to time, the Stock Option Committee recommends to the Board of Directors for its approval grants of stock options to executive officers and key employees in order to bring the stockholders' interests more sharply into the focus of such officers and employees. In fiscal 2000, the Stock Option Committee recommended, and the Board of Directors approved, the grant of stock options to all of the Company's employees and directors.

The Board of Directors establishes the annual salary and bonus of each of the executive officers other than the Chief Executive Officer, based on the recommendations made by the Chief Executive Officer. In determining the recommendations for salary and bonus for each of the other executive officers, the Chief Executive Officer considers each officer's individual performance, attainment of individual goals and the contribution to the overall attainment of the Company's goals.

STOCK OPTIONS AND OTHER COMPENSATION

Long-term incentive compensation for executive officers consists of stock options granted under the Company's Stock Option Plans (the "Plans"). Executive officers as well as other employees of the Company participate in the Plans. The 1998 Stock Plan provides for the granting of additional options in the future. The Company also believes that its Pension Plan is an attractive feature for all employees.

BASIS FOR THE COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

Mr. Quinn assumed the position of Chief Executive Officer of the Company on January 20, 1998 and is compensated by the Company at an annual base salary of $200,000. Mr. Quinn is entitled to participate in the Company's Stock Option Plans and to receive bonuses at the discretion of the Board of Directors, in accordance with the terms of his Employment Agreement with the Company. See "Employment Arrangements-- Employment Agreement with Mr. Quinn."

                                 Robert E. Quinn

                                  Matthew Brady

                               Gerald R. Hoolahan

                                  Brian B. Sand

                                Kevin R. Raftery

                    COMPARISON OF FIVE YEAR CUMULATIVE RETURN

Set forth below is a line graph comparing the five-year cumulative total return of the Company's Common Stock against the cumulative total return of the NASDAQ Stock Market (U.S.) Index and the Dow Jones Aerospace and Defense Index. Cumulative total return is measured assuming an initial investment of $100 and reinvestment of dividends.

         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG STARMET
                          CORPORATION, THE NASDAQ STOCK
                      MARKET (U.S.) INDEX AND THE DOW JONES
                            AEROSPACE & Defense Index



                              [PERFORMANCE GRAPH]

                                                                      Cumulative Total Return
                                                  -----------------------------------------------------------------
                                                        9/95       9/96      9/97       9/98       9/99       9/00

STARMET CORPORATION                                      100        145       314        164         39         60
NASDAQ STOCK MARKET (U.S.)                               100        119       163        166        270        359
DOW JONES AEROSPACE                                      100         84       154         89        142        143


         *Assumes $100 was invested on September 30, 1995 in Starmet Common Stock and each of the noted indices, and assuming reinvestment of dividends, if any.


         Fiscal year ending September 30.

                                 PROPOSAL NO. 2
                     RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors of the Company has selected the firm of BDO Seidman, LLP, independent certified public accountants, to serve as auditors of the Company for the fiscal year ending September 30, 2001. BDO Seidman, LLP acted as the Company's independent auditors for the fiscal years ended September 30, 2000 and September 30, 1999.

This proposal has been unanimously approved by the Board of Directors, which recommends that stockholders vote FOR its adoption.

                                 PROPOSAL NO. 3

            RATIFICATION OF BOARD OF DIRECTORS EXECUTION OF THE TENTH
              AMENDMENT TO THE CITIZENS BANK FORBEARANCE AGREEMENT

The Tenth Amendment to the Forbearance Agreement (the "Amendment") by and between the Company, its subsidiaries and Citizens Bank of Massachusetts (the "Bank") was approved by the Board of Directors on January 7, 2001. The Company's continued defaults, specifically its inability to sell Starmet CMI, failure to satisfy certain judgements against the Company and failure of the U.S. Army to provide additional funding to complete the remediation of the environmental damage at the Company's Concord, Massachusetts facility made a tenth amendment to the forbearance agreement necessary to avoid a lawsuit against the Company, future liability for the shareholders and a forced liquidation that would not maximize shareholder value.

The Amendment requires, among other things, payments of $200,000 per month on principal reductions, the sale of all assets held as collateral by the Bank as necessary to repay the entire loan balance not later than June 30, 2001. The agreement specifically requires that the sale of any asset, outside the normal course of business, be approved by the Bank, no long-term agreements for teaming or joint ventures may be entered into and no agreement that would diminish the value of an asset sale in the short-term can be executed by the Company without the prior written consent of the Bank. The Bank appears to have determined that their loan to the Company will be liquidated by the sale of whatever assets, in which it has a collateral interest, are necessary regardless of the consequences to the other creditors, including the shareholders.

It is further required that the Company's CMI facility in Barnwell, South Carolina remains operational as a condition of the Bank's continued forbearance. Prior amendments to the forbearance agreement have required that the Company sell certain assets to help liquidate the debt of the Company to the Bank. The Amendment limits the amount of cash flow available to pay trade credit, based upon the cash flow projections of the Company after minimizing payments to trade creditors.

Management does not believe that the Company is currently in the financial condition, which would enable it to repay the Bank or to obtain a financial commitment from another lending source. Management does not believe that it would be possible to repay the Bank without the sale of substantially all assets of the Company.

The terms and conditions being imposed on the Company by the Bank require immediate action given consideration first to the repayment of all outstanding debt, fees and expenses to Citizens Bank. The requirements of the Bank, specifically, the reduction of the principal loan balance by $200,000 per month may make it impossible to meet its obligations to trade creditors in the short-term.

The Board of Directors unanimously approved the execution of the Tenth Amendment to the Citizens Bank Forbearance agreement. The Board of Directors recommends that stockholders vote FOR the ratification of the Board's execution of the Tenth Amendment.

                                 PROPOSAL NO. 4

            AUTHORIZING THE SALE OF ASSETS UNDER TERMS AND CONDITIONS
                            APPROVED BY CITIZENS BANK

As described in Proposal 3, the Bank appears to have determined that their loan to the Company will be liquidated by the sale of whatever assets, in which it has a collateral interest, are necessary regardless of the consequences to the other creditors, including the shareholders. Management does not believe that the Company is currently in the financial condition, which would enable it to repay the Bank or to obtain a financial commitment from another lending source. Management does not believe that it would be possible to repay the Bank without the sale of substantially all assets of the Company.

The Board of Directors recommends that stockholders vote FOR the authorization of the sale of the following assets under terms and conditions permitted and approved by the Bank:

     a)    Starmet CMI's South Carolina plant and assets prior to June 30, 2001;
     b)    Assets related to the sale of metallic powders;
     c)    Assets related to the sale of depleted uranium products;
     d) Such other assets as must be sold to fully comply with the terms of the Tenth Amendment to the Forbearance Agreement with Citizens Bank.

                                 PROPOSAL NO. 5

            AUTHORIZING THE BOARD OF DIRECTORS TO USE WHATEVER MEANS
               AVAILABLE TO MAXIMIZE AND PROTECT SHAREHOLDER VALUE

As described under Proposal 3 above, the Tenth Amendment to the Forbearance Agreement, failure to satisfy certain judgements against the Company and the failure of the U.S. Army to provide additional funding to complete the remediation of the environmental damage at the Company's Concord, Massachusetts facility have placed extreme pressures on the financial position of the Company. Management does not believe that the Company is currently in the financial condition that would enable it to repay the Bank or to obtain a financial commitment from another lending source. Management does not believe that it would be possible to repay the Bank without the sale of substantially all assets of the Company. To protect and maximize shareholder value, the Company may need to seek legal protection under the Bankruptcy Act.

The Board of Directors recommends that stockholders vote FOR the authorization of the Board of the Board of Directors to use whatever means legally available to the Company to protect and maximize value to the shareholders including, but not limited to, seeking protection of the court under any chapter of the Bankruptcy Act.

                                 PROPOSAL NO. 6

            AUTHORIZING THE BOARD OF DIRECTORS TO USE WHATEVER MEANS
           AVAILABLE TO COMPLETE THE ENVIRONMENTAL REMEDIATION OF THE
                    COMPANY'SCONCORD, MASSACHUSETTS FACIITY

On November 22, 2000, the Company received a denial of its amended P.L. 85-804 claim to the U.S. Army requesting payment of all past and future costs of approximately $18 million related to the remediation of the Company's Concord, Massachusetts holding basin. This amended claim to the Army had also sought costs that are associated with litigation filed by Zhagrus Environmental, Inc. and arising out of Zhagrus' contract for disposal of materials in the former holding basin at the Company's Concord, Massachusetts facility. The Company continues to take steps to resolve the Zhagrus litigation and ensure the Army fulfills its obligations as a responsible party with respect to site clean up. Should Zhagrus now execute on their $4.4 million partial summary judgement, the Company's business, financial condition and results of operations would be materially and adversely affected, and the Company would be forced to consider insolvency or similar reorganization proceedings to preserve the Company's business operations.

Excerpts from the Army's "Report on Army Responsibilities for Environmental Restoration at the Starmet Site" dated 1 December 2000 are as follows:

         "On August 30, 2000, pursuant to PL 85-804, Starmet filed a request for adjustment to Contract DAAK1-81-C-0323, P00010, in an amount not to exceed $17,613,106. In a decision dated November 14, 2000, the ACAB unanimously denied that request finding that:

       ...relief is not warranted, either on the basis of amendment without consideration or under the ACAB's residual authority. Starmet is no longer essential to the national defense, and the Government's actions in connection with its contracts with Starmet were not unfair. Rather, the preponderance of evidence indicates that Starmet made a calculated business decision to delay remediation of its holding basin, and presumably other areas covered by its request for [extraordinary contractual relief], in order to keep its overhead lower and profit margin higher than would otherwise be possible. While in hindsight this decision may have proven to be improvident, Starmet alone was responsible for its decision. The ACAB was not persuaded by Starmet's argument that the Army agreed to fund all holding basin remediation costs. Furthermore, compelling reasons exist to deny Starmet's request for [relief]. Other avenues exist to achieve a comprehensive and fair resolution of Starmet's environmental problems at its Concord facility. A grant of relief at this juncture would be premature and would result in an inefficient, piecemeal approach to remediating Starmet's Concord site.

         The Army is not liable under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) or any other environmental stature to Starmet for the costs of cleaning up DU contamination from either the waste holding basin (holding basin) or DU munitions production facility located at the Concord facility. In Modification 10 to Contract DAAK-10-81-C-0323 (which implemented the PL 85-804 relief the ACAB granted Starmet in 1996), Starmet agreed to:

     ...waive, release, indemnify, and hold the Government harmless from any and all claims of any kind relating to existing contamination and/or waste at [Starmet's] concord [sic] site, including, but not limited to any type of contract, environmental claims, CERCLA claims, including claims based on being an arranger for disposal, or an operator, or any claims of active or passive negligence by the Government or its agents or employees but excluding only claims for decontamination and disposal of government furnished equipment maintained and identified under facilities Contract No.
     DAAK09-90-E-0013 or any successor facilities contract. . . . Modification
     10, para. E.

       The vast majority of DU munitions produced by Starmet prior to 1985 were produced under contract to the Army and pursuant to the Army's detailed specifications. The Army retained title to the DU used by Starmet throughout the munitions manufacturing process. Moreover, the Army knew that Starmet's manufacturing process resulted in the generation of DU contaminated waste that was disposed of contemporaneously with the manufacturing process. Accordingly, under the Aceto theory of arranger liability, the Army is likely liable under CERCLA for the cleanup of the DU contamination resulting from Starmet's discharge of waste materials into the Concord facility's holding basin.

       The Army could also be liable under CERCLA to parties other than Starmet for cleanup of the DU contamination associated with Starmet's production facility. A considerable amount of the equipment necessary to manufacture the DU munitions was provided to Starmet by the Army.

       As previously stated, Starmet has agreed to indemnify and hold the United States harmless against the claims of other parties for the costs associated with the cleanup of the site. The Army's financial contribution towards a cleanup of the Starmet facility, therefore, will be necessary only in the event that Starmet becomes financially incapable of meeting its responsibilities under CERCLA to conduct a cleanup. CERLA ss. 107(e)(1) provides, however, that Starmet's agreement to indemnify and hold the Army harmless does not relieve the Army of any liability it has under CERCLA to parties other than Starmet. As a result, if Starmet fails financially, the Army's residual liability under CERCLA for the cleanup of DU contamination at the Starmet facility must either be paid, from the permanent, indefinite appropriation popularly referred to as the Judgment Fund, on a non-reimbursable basis, or out of the appropriate Army account.

       Meanwhile, in July 2000, the U.S. Environmental Protection Agency (EPA) proposed listing Starmet's Concord facility on the National Priority List (NPL) (i.e., the Superfund). If the Concord facility is listed on the NPL, EPA will have final regulatory authority regarding the nature and extent of the facility cleanup, including having final authority over the closure of the holding basin."

The Army's assertion that "the preponderance of evidence indicates that Starmet made a calculated business decision to delay remediation of the holding basin .
 . ." hasn't been supported with any evidence whatsoever other than vague memories of a "verbal offer" made sometime in the early 1980's. Management is unaware of any such offer being made. Furthermore, the release of claims granted by Starmet to the Army as part of Modification 10 to Contract DAAK-10-81-C-0323 was a requirement of the contract "as consideration for the $6.5 million funding". Public Law 85-804 and Federal Acquisition Regulation 50.302-1 grants authority to issue contract amendments without consideration when companies are
                                       -------
judged to be "Essential to National Defense" or out of fairness. Therefore, the Army's demand for a release from further claim by Starmet may have been unlawful.

As described in Proposal 3, the Amendment limits the amount of cash flow available to pay trade credit, based upon the cash flow projections of the Company after minimizing payments to trade creditors. Thus, the Company has no current resources available to continue the environmental remediation of the Concord site.

The Board of Directors recommends that stockholders vote FOR the authorization of the Board of the Board of Directors to use whatever means legally available to complete the environmental remediation of the Company's Concord facility including, but not limited to, filing a lawsuit against the U.S. Army.

                   MASSACHUSETTS CONTROL SHARE ACQUISITION ACT

The Company is subject to Chapter 110D of the Massachusetts General Laws which governs "control share acquisitions," which are acquisitions of beneficial ownership of shares which would raise the voting power of the acquiring person
(1) above any one of three thresholds: one-fifth, one-third or one-half of the total voting power. Each time one of these thresholds is crossed, all shares acquired by the person making the control share acquisition within 90 days before or after such time, obtain voting rights only upon the authorization from a majority of the stockholders other than the person acquiring such shares, officers of the Company and those directors of the Company who also are employees.

The Company believes that certain control share acquisitions have occurred and that the members of the group which effected such control share acquisitions, namely WIAF Investors Co., Charles Alpert, Joseph Alpert, Melvin B. Chrein, Meryl J. Chrein, Michael Chrein, and Marshall J. Chrein (collectively the "Investor Group") are the holders of 1,759,255 Affected Shares which were acquired in control share acquisitions and, accordingly, will have no voting rights unless or until such voting rights are authorized as described above. The Company's belief is based upon filings made by stockholders with the SEC on
Schedule 13D and certain amendments thereto. The members of the Investor Group may deliver to the Company a control share acquisition statement in accordance with the provisions of Section 3 of Chapter 110D and demand that the Board of Directors of the Company call a special meeting for the purpose of considering whether voting rights shall be authorized for the Affected Shares. No control share acquisition statement has been delivered to the Company and no such demand has been made. The question of authorization of voting rights for the Affected Shares will not be considered at the Meeting.

The Control Share Acquisition Act further provides that if voting rights subsequently are authorized for the Affected Shares and such authorization, when added to all other shares of the Company beneficially owned by the holder, entitles the holder to own or control the voting of shares of the Company having a majority or more of all voting power in the election of directors, then each other stockholder of record of the Company who does not vote in favor of authorizing voting rights for the shares acquired in such control share acquisition may demand payment for the appraised value of his stock. The Company understands the Schedule 13D/A dated September 30, 1999 was filed by the Investor Group to report the dissolution of the Investor Group. Each person reported sole voting and dispositive power with respect to the shares owned by such person. The Company understands the Schedule 13D/A to claim that none of the former members of the Investor Group is the beneficial owner of securities beneficially owned by any other former member of the Investor Group. Based upon the Company's understanding of intent of the statements in the Schedule 13D/A, no holder of the Company's Common Stock is presently the beneficial owner of shares which, if entitled to vote, would represent a majority of the voting power in the election of directors.

The Company's stockholders, at a duly-constituted meeting, may also, by amendment to the by-laws or the Articles of Organization, provide that the provisions of Chapter 110D shall not apply to future control share acquisitions of the Company. Management currently has no plans to propose such an amendment.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and stockholders who own more than 10% of the outstanding common stock of the Company to file with the Securities and Exchange Commission and NASDAQ reports of ownership and changes in ownership of voting securities of the Company and to furnish copies of such reports to the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended September 30, 2000, or written representations in certain cases, all Section 16(a) filing requirements were complied with.

                              FINANCIAL STATEMENTS

The Company's Annual Report on Form 10-K containing financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended September 30, 2000 is not being mailed with the Proxy Statement since the audit is not yet completed due to the Company's current inability to pay the audit fees.

                STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

Any stockholder desiring to present a proposal for consideration at the Company's 2002 Annual Meeting of Stockholders, scheduled to be held on or about March 15, 2002, and have it included in the Company's Proxy Statement to be mailed to the Company's stockholders in connection with such Annual Meeting, must submit the proposal to the Company so that it is received at the executive offices of the Company not later November 1, 2001. Any stockholder desiring to submit a proposal should consult applicable regulations of the Securities and Exchange Commission. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail Return Receipt Requested to Starmet Corporation; 2229 Main Street, Concord, Massachusetts 01742.

                                  OTHER MATTERS

As of the date of this Proxy Statement, management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the Meeting. Persons named as proxies will vote the proxies, insofar as they are not instructed to the contrary, in regard to such other matters and the transaction of such other business, if any, as may properly be brought before the Meeting, as seems to them to be in the best interests of the Company and its stockholders.

                            EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Company, and in addition to directly soliciting shareholders by mail, the Company may request banks and brokers to solicit their customers who have stock of the Company registered in the name of nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail or telephone, following the original solicitation. The Company may, if appropriate, retain an independent proxy solicitation firm to assist the Company in soliciting proxies. If the Company does retain a proxy solicitation firm to assist the Company in soliciting proxies, the Company would pay such firm customary fees and expenses.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" EACH OF THE FOLLOWING PROPOSALS.

                                                         Please mark
                                                        your votes as    [X]
                                                         indicated in
                                                         this example

--------------------------------------------------------------------------------
                               STARMET CORPORATION
--------------------------------------------------------------------------------

1. Election of Directors.          FOR ALL         WITH            FOR ALL
                                  NOMINEES         HOLD            EXCEPT
    (1) ROBERT E. QUINN
    (2) MATTHEW BRADY               [ ]            [ ]               [ ]
    (3) BRIAN B. SAND
    (4) KEVIN R. RAFTERY

NOTE: IF YOU DO NOT WISH YOUR
SHARES VOTED "FOR" A PARTICULAR
NOMINEE, MARK THE "FOR ALL EXCEPT"
BOX AND STRIKE THROUGH THE NAME(S)
OF THE NOMINEE(S). YOUR SHARES WILL
BE VOTED FOR THE REMAINING NOMINEE(S).

2. To ratify the selection of BDO   FOR            AGAINST          ABSTAIN
   Seidman, LLP as independent
   auditors for the Company for the [ ]              [ ]              [ ]
   fiscal year ending September 30,
   2001.

3. To ratify the actions of the
   Board of Directors in executing  [ ]              [ ]              [ ]
   the Tenth Amendment to the
   Forbearance Agreement with
   Citizens Bank.

4. To authorize the sale of the
   following assets under terms and [ ]              [ ]              [ ]
   conditions permitted and
   approved by Citizens Bank:
    a) Starmet CMI's South Carolina
       plant and assets prior to
       June 30, 2001;
    b) Assets related to the sale of
       metallic powders;
    c) Assets related to the sale of
       depleted uranium products;
    d) Such other assets as must be
       sold to fully comply with the
       terms of the Tenth Amendment
       to the Forbearance Agreement
       with Citizens Bank.
                                    FOR            AGAINST          ABSTAIN
5. To authorize the Board of
   Directors to use whatever means  [ ]              [ ]              [ ]
   legally available to the Company
   to protect and maximize value to
   the shareholders including, but
   not limited to, seeking the
   protection of the court under
   any chapter of the Bankruptcy Act.

6. To authorize the Board of
   Directors to use whatever means  [ ]              [ ]              [ ]
   available to the Company to
   complete the environmental
   remediation at the Company's
   Concord, Massachusetts facility.

7. In their discretion, the proxies
   are authorized to vote upon such [ ]              [ ]              [ ]
   other business as may properly
   come before the meeting or any
   adjournment thereof.

Mark box at right if an address change has       [ ]
been noted on the reverse side of this card.


                                                        --------------------
Please be sure to sign and date this proxy.             Date
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            Shareholder sign here                 Co-owner sign here

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                               STARMET CORPORATION
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           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Brian B. Sand and Gary W. Mattheson, either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Starmet Corporation held of record by the undersigned on March 30, 2001, at the Special Meeting of stockholders to be held on May 2, 2001, or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 THROUGH 6 AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER WHICH MAY BE BROUGHT BEFORE THE SPECIAL MEETING.

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 PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND PROMPTLY RETURN USING THE
 ENCLOSED ENVELOPE
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   Please sign exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should indicate his or her title.
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HAS YOUR ADDRESS CHANGED?

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